Exhibit 99.1



       INTRODUCTORY COMMENTS TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


         The accompanying unaudited pro forma consolidated condensed balance sheet gives effect to (a) the completion of the offering of the convertible debt securities and the receipt by Stilwell Financial Inc. ("Stilwell"; the "Company") of net proceeds of approximately $674.5 million, after deducting the underwriter's discount and certain offering expenses and (b) Stilwell's purchase of a total of 603,000 shares of Janus Capital Corporation ("Janus") common stock at an aggregate purchase price of approximately $606 million from Mr. Thomas H. Bailey, Janus's Chairman, President and Chief Executive Officer, and one other minority stockholder, as if these transactions occurred on March 31, 2001.

         The accompanying unaudited pro forma consolidated condensed statements of income for the year ended December 31, 2000 and the three months ended March 31, 2001 give effect to (a) the completion of the offering of the convertible debt securities and Stilwell's receipt of estimated net proceeds of approximately $674.5 million, after deducting the underwriter's discount and certain offering expenses, (b) Stilwell's purchase on March 16, 2001 of 199,042 shares of Janus common stock for approximately $200 million from certain minority stockholders of Janus, other than Mr. Bailey, exercising their put rights under their stock purchase agreements and (c) Stilwell's purchase of a total of 603,000 shares of Janus common stock at an aggregate purchase price of approximately $606 million from Mr. Bailey and one other minority stockholder, as if all of these transactions occurred on January 1, 2000.

         These unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the acquisition of the shares been consummated on the dates indicated and are not necessarily indicative of the future operating results or financial position of Stilwell. Based on initial estimates, the purchase price exceeded the fair value of the net tangible assets acquired by approximately $796 million and this excess was recorded as identified intangible assets and goodwill to be amortized over a period of 20 years. The Company expects to have an independent valuation completed in order to determine the actual allocation of purchase price for the shares acquired, which will affect the levels of goodwill and other intangibles, as well as the periods over which these assets will be amortized. In addition, the Financial Accounting Standards Board recently adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("FAS 142"), which establishes new standards for recording and amortizing goodwill and identifiable intangible assets. All of the provisions of FAS 142 are required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The adoption by Stilwell of FAS 142 - expected to occur on January 1, 2002 - will impact the amount of amortization expense recorded in the Statement of Income.

         The pro forma financial information is based upon and should be read in conjunction with the historical consolidated financial information that is presented in the audited consolidated financial statements and related notes included in the Stilwell annual report on Form 10-K for the fiscal year ended December 31, 2000 and the historical consolidated condensed financial information that is presented in the Form 10-Q for the three months ended March 31, 2001, both of which are on file with the Securities and Exchange Commission.